BMO Wealth Management US

Unified Code of Ethics

BMO Asset Management Corp.

BMO Delaware Trust Co.

BMO Harris Bank N.A.

BMO Harris Financial Advisors, Inc.

BMO Investment Distributors, LLC

BMO Family Office, LLC

BMO Funds, Inc.

Stoker Ostler Wealth Advisors, Inc.

Taplin, Canida & Habacht, LLC

Effective October 30, 2019

BMO U.S. Wealth Management

Unified Code of Ethics

Unified Code of Ethics

Effective:	October 30, 2019
Updated:	October 30, 2019
Review Date:	October 30, 2019
Content Owner:	WMUS Chief Compliance Officers/Compliance Team Leads

I.Introduction

Persons Covered by the Code

Any Access Person and any Bank and Trust employee of certain divisions of BMO Harris Bank N.A. and BMO Delaware Trust Company is a "Covered Employee" subject to this Code of Ethics (Code).

All Covered Employees are required to abide by the Code and all policies and procedures applicable to those Covered Employees. Together, the Code and the compliance-based policies and procedures set forth the standards of business conduct for Covered Employees and also specify personal securities transaction procedures designed to prevent unethical trading practices.

Compliance implemented and maintains the Code pursuant to regulatory requirements applicable to BMO Wealth Management U.S. (WMUS), which includes the following entities:

∙BMO Asset Management Corp.;

∙BMO Delaware Trust Co.;

∙BMO Harris Bank N.A.;

∙BMO Harris Financial Advisors, Inc.;

∙BMO Investment Distributors, LLC;

∙BMO Family Office, LLC;

∙BMO Funds, Inc.;

∙Stoker Ostler Wealth Advisors, Inc.; and

∙Taplin, Canida & Habacht, LLC.

These regulatory requirements indicate the areas that the Code should cover or address along with supporting practices as they relate to the business activities of WMUS.

The Code outlines the broad requirements and considerations relating to sound and ethical business conduct and practices that Covered Employees must observe.

An important tenant to this Code is that it strives to implement and give substance to the fundamental fiduciary principles and the laws that govern investment managers and securities related activities. WMUS is committed to upholding its fiduciary responsibilities to clients, including the duties of honesty, good faith and fair dealing, and acting in the clients' best interests while avoiding or disclosing conflicts of interest. This Code reflects the highest standards of professional conduct and the ethical behavior required to merit WMUS clients' trust and confidence.

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The Code:

∙Protects clients by deterring misconduct;

∙Educates persons covered by the Code regarding WMUS expectations and the laws governing their conduct;

∙Reminds persons covered by the Code that they are in a position of trust and must act in accordance with this position of trust and responsibility;

∙Protects WMUS reputation;

∙Guards against violations of the securities laws, rules and regulations; and

∙Establishes procedures for Covered Employees to follow so that WMUS may determine whether persons covered by the Code are complying with BMO's Code of Conduct.

It is a WMUS goal that the Code be a clear statement of WMUS' purpose and values and a guiding and evolving document to meet these high standards. The Code summarizes the values, principles, and business practices that guide WMUS' business conduct. It also addresses conduct related to securities rules and regulations by focusing on fiduciary duty, personal securities transactions, insider trading, gifts and business entertainment, conflicts of interest, antitrust, and employment practices. The WMUS' respective entity's compliance based policies (Compliance Manuals), where applicable, address other topics, controls, and procedures. The Compliance Manuals are available through each respective entity's compliance departments.

II.Definitions and Applicability

Definitions

Access Person includes any Employee of WMUS:

1.who has access to non-public information regarding WMUS purchases or sales of securities, or non-public information regarding the portfolio holdings of any fund or account; or

2.who is involved in making securities recommendations for WMUS or who has access to such recommendations that are non-public.

All employees and contractors of WMUS and any other WMUS affiliated employees that Compliance determines fall under either of the two categories referenced directly above are Access Persons unless it can be clearly demonstrated that they do not.

All WMUS Investment Advisor and Broker/Dealer employees, contractors, associated persons, and any affiliated employees that Compliance deems as such, are Access Persons of their respective entities. For regulatory purposes, each entity that is registered with the SEC as an Investment Adviser maintains its own list of Access Persons.

Immediate family living in a Covered Employee's household, including any relative by blood or marriage, and any domestic partner or significant other (collectively, Immediate Family), are not considered Access Persons, however, the Code does extend to their personal brokerage accounts, transactions and holdings.

Brokerage Accounts include those accounts for which a Covered Employee or Immediate Family has control over even if the account is not in the Covered Employee's or Immediate Family member's name. Examples include where a Covered Employee or Immediate Family member has power of attorney over

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an account, is a trustee of an account, or has control over a business brokerage account (e.g., Corporation, LLC, LP).

Compliance includes the Business Unit Compliance Officer, Chief Compliance Officer, Compliance Team Lead, Director of Central Wealth Compliance or their delegates.

Financial Support shall mean any individual for which a covered employee provides greater than 50% of the individual's living expenses.

Material information includes any information that a reasonable investor would consider in making an investment decision.

Non-public information is information that has not been disseminated in a manner that would make it generally available to investors.

Temporary Exemption from the Code

The Chief Compliance Officer (CCO) or Compliance Team Lead (CTL) of each WMUS entity may use his or her discretion to grant temporary exemption from the Code to Covered Employees for an approved leave of absence, provided the Covered Employees are not involved in the day-to-day activities of WMUS during their leave. The CCOs/CTLs should structure exceptions as narrowly as is reasonably practicable with the appropriate safeguards designed to prevent abuse of the exception.

Accounts and Securities Covered by the Code

Except for the exempted account types described below, Covered Employees must disclose all personal securities accounts in which they have direct or indirect beneficial ownership (i.e., an economic interest). A Covered Employee has beneficial ownership in any securities held by:

∙Member(s) of the Covered Employee's Immediate Family sharing the same household; or

∙Others for whom the Covered Employee provides financial support.

Covered Employees may only hold personal securities accounts at firms listed on the Approved Broker List maintained by Central Wealth Compliance (CWC).*

The following account types are exempt from the disclosure requirement:

∙401(k) accounts including BMO 401k accounts and 403(b) retirement plan accounts;

∙Direct to mutual fund accounts;

∙529 plans;

∙Pension funds;

∙Deferred compensation plans;

∙Employee Stock Purchase Plans (ESPP);

∙Dividend Reinvestment Plans; and

∙Any other employer sponsored retirement plans.

*Covered Employees must disclose discretionary (managed) accounts but such accounts are not required to be held at an approved broker and transactions in such accounts are exempt from the reporting requirements set forth in this Code.

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All securities in non-discretionary disclosable personal securities accounts are reportable with the exception of the following:

∙Direct obligations of the Government of the United States;

∙Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements (high quality short-term debt instrument is defined as any instrument having a maturity at issuance of fewer than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality);

∙Shares issued by open-end U.S. registered investment companies (i.e., mutual funds); and

∙Shares issued by money market funds.

No Covered Employee may acquire a security in a private placement without submitting a case for Compliance approval through the Managing Conflicts of Interest (MCOI) link: https://gtscmcoi.bmogc.net .  Covered Employees who own securities acquired in a private placement may not discuss such investment with Clients or solicit Clients to invest in such security.

No Covered Employee may:

∙Acquire a Security in an initial public offering (IPO);

∙Make a wrongful arrangement or a wrongful quid pro quo of any kind with clients in exchange for IPO allocations; and

∙Share in profits or losses with a client who receives an IPO allocation or allocations.

Please contact CWC regarding any questions on accounts or securities.

Roles and Responsibilities

As noted in the introduction, WMUS has an overarching fiduciary duty to its clients. All Covered Employees must understand and uphold that duty. Neither WMUS nor its employees may engage in fraudulent, deceptive or manipulative conduct.

Below is a set of basic principles that apply to all Covered Employees. It is not an exhaustive list of all detailed rules, regulations, and legal requirements that may apply. These general principles govern all conduct, whether or not the conduct is also covered by more specific standards and procedures. Failure to comply with any aspect of this Code, including these principles, may result in disciplinary action, including termination of employment. These general principles include:

∙Placing, at all times, the interests of clients first. Covered Employees must avoid serving their own personal interests ahead of the interests of WMUS clients.

∙Conducting all personal securities transactions in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of a Covered Employee's position of trust and responsibility.

∙Not taking inappropriate advantage of their positions.

∙Maintaining as confidential all information concerning the identity of security holdings and financial circumstances of clients.

∙Conducting business with honesty, integrity, and professionalism.

∙Observing and engaging in the proper standards of market conduct.

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∙Acting with due skill, care and diligence.

∙Refraining from any deliberate acts, omissions or business practices that one could reasonably expect to cause harm to one or more clients.

∙Avoiding making any untrue statement, omitting material facts or otherwise being misleading, including the use or misuse of false rumors.

III.Code Principles and Requirements

Standards of Business Conduct

WMUS is committed to conducting its business in accordance with best practices and within regulatory rules, regulations and legal requirements, in a manner that identifies and manages conflicts of interest appropriately and seeks to avoid even the appearance of a conflict of interest. These practices are essential for maintaining client confidence, WMUS' reputation, and the regulatory licenses upon which WMUS businesses depend. Covered Employees must observe a high standard of business and personal ethics and exercise proper judgement in conducting WMUS' business.

Compliance with Laws and Regulations

Covered Employees may not engage in any activity that might involve BMO, including WMUS and its employees, in a violation of applicable laws or regulations. Covered Employees must adhere to legal standards and prohibitions applicable to their assigned duties and conduct themselves accordingly. Compliance, and where appropriate, the services of WMUS internal legal counsel, are available for advice and consultation.

Prohibitions

Covered Employees must not:

∙Defraud a client in any manner;

∙Mislead a client, including making a statement that omits material facts;

∙Engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon a client, including inappropriate conduct like front-running, scalping, insider trading or other misuses of confidential client information;

∙Engage in any manipulative practice with respect to a client; and

∙Engage in any manipulative practice with respect to securities.

Other Policies and Procedures

Covered Employees must adhere to all applicable WMUS entities' Compliance Manuals, applicable Lines of Business (LOB) policies, and the BMO Code of Conduct.

Conflicts of Interest

WMUS entities, as fiduciaries, must act in the best interests of their clients and make full and fair disclosure of any material facts, particularly where WMUS interests may conflict with clients' interests. To accomplish this, WMUS will disclose all material facts concerning any potential conflict that may arise with respect to any client.

Senior Management of WMUS, Compliance and Legal are closely involved in discharging WMUS duties regarding conflicts of interest. Each line of business must also monitor and report any new conflicts or potential conflicts that have, or may have, arisen in the course of normal business. In addition, Covered Employees must try to avoid situations that have even the appearance of conflict or impropriety.

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BMO created a Managing Conflicts of Interest Operating Directive regarding disclosure of conflicts of interest, including outside business activities. The Managing Conflicts of Interest Operating Directive takes into account circumstances, of which BMO is or should be aware, that may give rise to a conflict of interest as a result of the structure and business activities of BMO affiliates, including WMUS. See Other Outside Business Activities section below for further details. Also, please refer to WMUS entities' Compliance Manuals or applicable LOB policies for additional information and requirements.

Material Non-Public Information

In the course of normal business activities, Covered Employees may receive confidential information concerning clients and potential clients. To maintain client confidence and trust, this information must be handled with integrity and discretion. As a general rule, confidential information pertaining to a client of WMUS should never be communicated to anyone other than the authorized individual(s) of WMUS who need to know, and where appropriate, to the participants involved in a specific transaction.

A judgment concerning who needs to know about particular client information depends on the facts and circumstances, and should be discussed by the Covered Employee with his or her supervisor and Compliance as appropriate. Examples of persons within WMUS who may need to know include senior management and compliance staff.

In the event a Covered Employee communicates confidential client information, the Covered Employee should advise the recipient of the information's confidential nature, that it is being given solely for the purpose of fulfilling his or her responsibilities with the client, and it is not to be disclosed in any other form to any other person.

In accordance with insider trading laws and SEC rules, Covered Employees may not transact in a security while in the possession of material non-public information about the security. Additionally, Covered Employees should not disseminate or tip such information to others who may trade the security. A Covered Employee who has reason to believe that he or she, or a customer, is in possession of inside information should contact Compliance or Legal immediately, prior to taking any action.

Please refer to the BMO Operating Directive: Personal Trading in Securities and the Prevention of Insider Trading, and WMUS individual entities' policies for additional information on the prevention of insider trading.

Personal Securities Trading

WMUS entities have adopted principles governing personal investment activity which apply to all Covered Employees. All Covered Employees, except for those specifically identified as non-preclear, must pre-clear transactions that are not subject to the exemption set forth below.

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Pre-clearance is not required on personal securities transactions if such transactions meet both of the following conditions:

∙Less than 2,000 shares of the security is proposed to be bought or sold; and

∙The security proposed to be bought or sold has a market capitalization of 5 Billion Dollars or more.

Notwithstanding the two bullets above, all proposed transactions with market values greater than 1 million dollars must be pre-cleared (i.e., the amount proposed to be bought or sold is greater than $1 million dollars).

Except for private placements, pre-clearance approval expires at the close of regular trading on the same trading day as the day of approval. This is true for all other types of orders, including market and limit orders. If approval expires prior to execution, a Covered Employee must submit another pre-clearance request and obtain approval to continue with the transaction. Failure to cancel an order that executes after the expiration of a pre-clearance request is a violation of this Code of Ethics.

Covered Employees cannot modify an existing pre-clearance request. I instead, the Covered Employee should submit an entirely new pre-clearance request.

Compliance may reject or rescind an approved pre-clearance request. Upon notification of rescission, Covered Employees must cancel all open orders immediately and must keep knowledge of the recession confidential.

Gifts and Business Entertainment

The potential for a conflict of interest occurs when personal interests of Covered Employees interfere or could potentially interfere with their responsibilities to WMUS and its clients. Covered Employees should never encourage a quid pro quo ("favor for favor") business transaction or feel beholden to a person or firm. The overriding principle is that Covered Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other items or gestures of material value that could be construed to lead to an actual or perceived conflict of interest. Similarly, Covered Employees should not offer gifts, favors, entertainment, or other items or gestures of value that could be viewed as excessive or lavish or aimed at influencing decision making. Please refer to BMO's Anti-Bribery and Anti- Corruption Operating Directive regarding BMO's Gifts and Business Entertainment policy. In addition, see the Compliance Manuals or applicable LOB policy for each WMUS entity for further guidance regarding gifts and entertainment.

Political Contributions

Neither BMO nor any director, officer, or employee, including all Covered Employees, may make any payment of any kind, either directly or indirectly, to any official of any government or government instrumentality, or to any political party or official, or any candidate for any political office, for the purpose of influencing an act or decision in order to help BMO obtain or retain business from, or direct business to, any person.

All activities of BMO and its employees, including all Covered Employees, must comply with the provisions of any applicable laws and may require pre-approval from Compliance. Covered Employees are responsible for being familiar with the laws governing the jurisdiction in which they wish to make a

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political contribution. Covered Employees, unless specifically exempted, must preclear all political contributions through Managing Conflicts of Interest (MCOI) link: https://gtscmcoi.bmogc.net

Where applicable, please refer to the US Political Contribution Preclearance Operating Directive, Corporate Political Activity Operating Directive, and Political Contributions (Pay-to-Play) policies in the Compliance Manuals or applicable LOB policy of each WMUS entity for additional information and requirements.

Confidentiality

Covered Employees may not disclose or use confidential information (or remove confidential information from any premises of BMO) for any purpose other than in the performance of their duties for BMO.

Please refer to BMO Financial Groups Information Security Manual for Business (ISM) for what is considered confidential and additional information and requirements. The ISM can be located on BMO Financial Groups Global Information & Technology Risk Management intranet page.

Service on a Board of Directors - Public or Private Company

Because of the potential for conflicts of interest and insider trading issues, Covered Employees must obtain pre-approval from their manager and Compliance, prior to accepting a position on a private organization's board of directors (including the boards of non-profit entities) or serving as a director of a public company. Covered Employees must represent to their managers and to Compliance that the opportunity of the position arose as a result of activities unrelated to their position at WMUS' entities, and that the position and the time dedicated to the position will not create a conflict of interest.

Please refer to the Managing Conflicts of Interest Operating Directive along with each WMUS entity's Compliance Manual or applicable LOB policy regarding disclosure of conflicts of interest, including outside business activities.

Marketing and Promotional Activities

All oral and written statements, including those made to clients, prospective clients, client representatives, or the media by Covered Employees, must be professional, accurate, balanced, and not misleading in any material manner. Please refer to each entity's Compliance Manual or applicable LOB policy for additional information regarding marketing and promotional activities.

Corporate Opportunities and Resources

Covered Employees have a duty to advance BMO's legitimate interests when the opportunity to do so arises and to use corporate resources exclusively for that purpose. Covered Employees may not use corporate opportunities and resources for personal gain. All BMO employees, including all Covered Employees, are prohibited from using company property, information, resources or their company position for personal gain or personal advancement.

Improper Influence or Conduct on Audits

Covered Employees and persons acting under their direction may not take any action to coerce, manipulate, mislead, hinder, obstruct or fraudulently influence any external auditor, internal auditor or regulator engaged in the performance of an audit or examination of BMO's activities. Covered Employees are required to cooperate fully with any such audit or exam.

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The following is a non-exhaustive list of actions that might constitute improper influence:

∙Offering any form of financial incentive to an auditor including future employment or contracts for non-audit services;

∙Knowingly providing an auditor with any misleading data, information or analysis;

∙Seeking or threatening to have an audit engagement cancelled or partner removed because the auditor/partner objects to the firms accounting methods or other practices;

∙Knowingly altering, tampering or destroying company documents;

∙Knowingly withholding pertinent information; and

∙Knowingly providing incomplete information.

Compliance Procedures

Certification of Compliance with the Code

Initial Certification - WMUS is required to provide all newly Covered Employees with a copy of the Code and each Covered Employee must certify within the appropriate Code of Ethics system that they:

∙Received a copy of the Code;

∙Read and understand all provisions of the Code;

∙Agree to comply with the terms of the Code; and

∙Received and completed all certifications to the best of their knowledge.

Acknowledgment of Amendments - Compliance must provide Covered Employees with notice of any material amendments to the Code.

Annual Certification – Covered Employees must certify at least annually that they have read, understand and have complied with the Code as well as other compliance-based firm policies to which they are subject.

If Covered Employees are unable to make such a representation, they are required to immediately report any violations to Compliance.

Certification Requirements

Initial and Annual Holdings Reports - WMUS Compliance requires Covered Employees to submit to Compliance, a report of all holdings in covered securities (covered securities are all securities in personal securities accounts other than those listed on page 3) in which Covered Employees or their Immediate Family have any direct or indirect beneficial ownership, within 10 days of becoming an Covered Employee.

Covered Employees must also initially disclose their account(s) holding the covered securities.

∙For newly designated Covered Employees, the holdings information must be current as of a date no more than 45 days before the person became a Covered Employee.

∙Covered Employees must disclose initial account and holdings information in the appropriate Code of Ethics system.

∙Compliance will confirm completion of the initial holdings report for each new Covered Employee within 10 days of hire.

Then on an annual basis thereafter, Covered Employees must report their holdings in covered securities and certify to the accuracy of these holdings.

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Quarterly Brokerage Accounts Report - WMUS requires Covered Employees to disclose in the appropriate Code of Ethics system the following information about any personal securities account opened during the quarter:

∙Name of the entity (i.e., broker, dealer, or bank) with whom the Covered Employee established the account;

∙Account ID and name (registration); and

∙Date the account was established.

Covered Employees that are associated persons of WMUS entities that are FINRA member firms (e.g., BHFA) must obtain prior consent to open any personal securities account. If applicable, Covered Employees should contact CWC to obtain this consent.

Quarterly Transaction Reports - Within 30 calendar days of the end of each calendar quarter, each Covered Employee is required to certify to all transactions in covered securities during the quarter in the appropriate Code of Ethics system. The following information is required when completing quarterly transaction certifications:

∙Account(s) in which the transaction(s) occurred;

∙Security name and/or ticker;

∙Date of the transaction (trade date);

∙Security type (e.g., equity, fixed income, option);

∙Nature of the transaction (e.g., buy, sell, cover);

∙Price of security at which the transaction was effected; and

∙Number of shares.

Every Covered Employee shall certify quarterly regardless of whether reportable transactions occurred during the quarter.

Confidentiality of Reports – WMUS and Compliance assures Covered Employees that their transactions and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from regulatory or government agencies.

Disclosure

Form ADV Disclosure

Investment Advisors are required to include in their Form ADV Part 2A a description of the Code and a statement that the firm will provide a copy of the Code to any client or prospective client upon request.

Accuracy of Disclosure

Securities regulations and other laws impose public disclosure requirements on BMO and WMUS entities and require them to regularly file reports, financial information disclosures, and make other submissions to various regulators. Such reports and submissions must comply with all applicable legal requirements and may not contain misstatements or omit material facts.

Covered Employees who are directly or indirectly involved in preparing such reports and submissions, or who regularly communicate with the press, investors and analysts concerning BMO and WMUS, must ensure, within the scope of the Covered Employee's job activities, that such reports, submissions, and communications are full, fair, timely, accurate and understandable, and meet applicable legal

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requirements. This applies to all public disclosures, oral statements, visual presentations, press conferences and media calls concerning BMO and WMUS and BMO's subsidiaries or affiliates, its financial performance and similar matters.

Administration and Enforcement of the Code

Training and Education

Compliance is responsible for training and Covered Employees are required to attend reading applicable materials.

educating Covered Employees regarding the Code. All and/or complete any required training sessions, including

Staff Awareness

It is important that all Covered Employees fully understand their responsibilities as outlined in the Code. Covered Employees should contact Compliance if they do not understand any of the responsibilities outlined in this Code.

Review

Compliance is required to review, at least annually, the adequacy of the Code and the effectiveness of its implementation.

Reporting to the Board of Directors

Compliance will report their annual review of the Code to each WMUS legal entity's Board of Directors, if applicable. Compliance will also escalate and report any material Code violations to the respective Board of Directors, if applicable.

Reporting Violations of the Code

All Covered Employees must report violations of WMUS' Code promptly to their respective Compliance Officer. Covered Employees are required to report "apparent" or "suspected" violations in addition to actual or known violations of the Code. Covered Employees should also refrain from any action or transaction that might lead to the appearance of a violation.

Retaliation

BMO protects from retaliation any Covered Employee that reports in good faith any practices or actions that they believe to be inappropriate or inconsistent with the Code or other WMUS compliance policies. BMO prohibits retaliation against an individual for reporting a violation and such an act constitutes a further violation of the Code.

Type of Reporting – Covered Employees are required to Report:

∙Noncompliance with or violation of applicable laws, rules, and regulations;

∙Fraud or illegal acts involving any aspect of WMUS' business;

∙Material misstatements in regulatory filings, internal books and records, and clients' records or reports;

∙Activity that is harmful to clients;

∙Breach of fiduciary duty; and

∙Deviations from required controls and procedures that safeguard clients and WMUS.

This list is not exhaustive and does not limit the types of reporting required.

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Confidentiality - Such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately.

Alternate Designee - In the event that Compliance is unreachable, Covered Employees may report violations to any member of the executive management team (provided that Compliance is subsequently notified of the reported violation(s)) or the BMO Ombudsman's Office.

Advice - Covered Employees should seek advice from Compliance with respect to any action or transaction that might violate the Code.

Sanctions

Any violation of the Code may result in disciplinary action that WMUS deems appropriate, including, but not limited to:

∙A verbal or written warning;

∙Disgorgement of profits;

∙Suspension of personal trading rights;

∙Suspension of employment (with or without compensation);

∙Demotion; and

∙Termination of employment.

In addition, WMUS may require the Covered Employee to reverse any personal trade at issue and forfeit any profit or absorb any loss from the trade. Violations of the Code may result in referral to civil or criminal authorities where appropriate.

Questions related to the Code and appeals

Covered Employees should contact Compliance regarding ethics-related questions.

Covered Employees can appeal any decision made pursuant to the Code. CWC will work with the appropriate entity CCO/CTL on a case by case basis to review the appeal request. Decisions regarding appeals are final.

Records Maintenance and Retention

CWC will maintain the following records in a readily accessible place:

∙A copy of this Code of Ethics (beginning with v2019.1) and each subsequent Code that has been in effect at any time within the CWC record retention policy. Versions prior to v2019.1 are maintained by each respective WMUS CCO.

∙A record of any violation of the Code and any action taken as a result of such violation during the applicable quarter in which the violation occurred.

∙A record of all acknowledgments of receipt of the Code and amendments for each person who is currently or has been a Covered Employee within CWC record retention policy.

∙Holdings and transactions reports made pursuant to this Code, including brokerage confirmations and account statements made in lieu of these reports.

∙A list of the names of persons who are currently or have been Covered Employees of WMUS.

∙A record of any decision and supporting reasons to approve the acquisition of securities by Covered Employees in limited or initial public offerings.

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All applicable documentation relating to the Code, record retention, or personal trading, shall be maintained in accordance with the CWC record retention policy.

Annual Review

This Code may be revised as needed to accommodate any changes in practices consistent with applicable regulations. Compliance, with the assistance of the lines of business, will review this Code annually pursuant to regulatory requirements requiring WMUS to have written policies and procedures in place to detect and prevent violations of the federal securities laws and to review policies at least annually to ensure that they remain adequate and effective.

Cross References

 BMO's Code of Conduct

 Operating Directive: Managing Employee Conflicts of Interest

 Operating Directive: Personal Trading in Securities and the Prevention of Insider Trading

 Anti-Bribery   and   Anti-Corruption   Operating Directive

 Operating Directive: Corporate Political Activity

 US Political Contribution Preclearance Operating Directive

 Information Security Manual and Replacement Management Standards

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Version History

Version #	Version Date	Author(s)	Version Notes
2019.1	10/2019	Various	∙ First iteration of consolidated wealth
Code of Ethics. Written with 2L
Compliance. See the CCOs/CTLs for
previous versions.

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